Exhibit 4.20

NOVOGEN LIMITED
ABN 37 063 259 754

Employment Agreement

Employee Name: Gabrielle Anne Heaton

Position: Director of Finance and Administration

CONTRACT OF EMPLOYMENT made on Tuesday June 27 2017 between the following parties:

1.	Novogen Limited of Suite 502, 20 George Street Hornsby NSW 2077, Australia (“the Company”); and

2.	Gabrielle Anne Heaton of XXXX (“the Employee”).

RECITALS

A.	The Company is a biotechnology company, publicly listed on the Australian Stock Exchange.

B.	The Company wishes to employ the Employee as Director of Finance and Administration

C.	The Employee has agreed to be employed by the Company from Monday July 3 2017 on the terms and conditions of this Agreement.

THE PARTIES AGREE to the following terms:

1.	Definitions

In this agreement, unless the context otherwise requires:

“Agreement” means this agreement and any variation, amendment or replacement of it including any attachments;

“Board” means the Company’s board of directors;

“Business” means the business carried on by the Company;

“Confidential Information” means any information in respect of the Company and any Related Body Corporate which is not in the public domain and includes, but is not limited to:

a.	Trade secrets, information relating to the business affairs, business plans and strategies, accounts work, marketing plans, technologies, Intellectual Property, prospects, price information, research management, financing and computer databases;

b.	Information which may be sensitive to the people whose interests are represented by or concerned with the Business of the Company and any Related Body Corporate;

which comes to the notice of the Employee in the course of the Employee’s employment or is generated by the Employee in the course of performing the Employee’s obligations.

“Corporations Law” means the Corporations Act 2001 (Cth);

“Design” has the same meaning as in the Designs Act 2003 (Cth);

“Duties” means the Duties and responsibilities set out in the Schedule;

“Employee Share Option Plan” means the agreement entered into by the Company, the Employee and certain other parties on or about the date of this document to record certain arrangements between them with respect to business, management and control of the Company;

“Intellectual Property” means all industrial and intellectual property rights throughout the world, including trademarks, logos, service marks, trade names, business names, copyrights, designs, patents, inventions, processes and other technical know-how (including extraction and manufacturing know-how), secret information and other rights in industrial or intellectual property and applications for them or licence agreements or other arrangements under which a person has the right to use any of them;

“Inventions” means all inventions, discoveries and novel designs, whether or not registrable as designs under the Designs Act 2003 (Cth) or patents under the Patents Act 1990 (Cth), or any corresponding law in any other country, including any inventions, developments, improvements or modifications to compounds, equipment, technology, methods or techniques;

“Novogen Group” means the Company and each of Novogen Research Pty Limited ACN 060 202 31, Novogen Laboratories Pty Limited ACN 002 489 947, Novogen Limited ACN 063 259 754, and any Related Body Corporate of any of them from time to time;

“Patents” has the same meaning as in the Patents Act 1990 (Cth);

“Related Body Corporate” has the same meaning as in s 50 of the Corporations Law;

“Remuneration” means the salary payable to the Employee in accordance with item 3 of the Schedule;

“Share Option” means an option to subscribe under the Employee Share Option Plan for shares in the Company;

“The Act” means the Fair Work Act 2009 (Cth);

“Termination Date” means the date when the Employee ceases to be employed by the Employer; and

“Works” means all works and other subject matter as defined in the Copyright Act 1968 (Cth) and any other thing in which copyright subsists.

2.	Employment

2.1	The Employee is employed in the position of Director of Finance and Administration at the location set out in item 2 of the schedule.

2.2	The Employee is employed on a permanent full-time basis.

2.3	The Employee is located as set out in the Schedule. The Employee may be required to work at other locations from time to time.

2.4	The Employee will work a total of thirty-eight (38) hours per week plus reasonable additional hours. The Employee may be required to work reasonable overtime from time to time to meet the operational needs of the Company.

3.	Term

3.1	The Employee commences permanent employment on Monday July 3 2017 (having commenced a 6 month fixed-term period of employment on Monday March 13 2017).

4.	General Duties and Obligations

4.1	Without limiting any other provision of this Agreement the Employee shall at all times during her employment:

a.	Perform the position of Director of Finance and Administration ;

b.	Comply with all reasonable and lawful directions given to the Employee by the Company;

c.	Observe and comply with the provisions set out in any written policy, practice or procedure circulated by the Company from time to time;

d.	Protect the property of the Company and its Related Bodies Corporate from theft, loss damage or neglect;

e.	Act in the best interests of the Company and its Related Bodies Corporate; and

f.	Except in the case of absence by reason of illness, incapacity, accident or approved leave, devote the whole of the Employee’s time, attention and abilities during normal working hours as are necessary for the Employee to perform the Duties set out in the position description.

5.	Workplace Conduct and Policies

5.1	Policies

The Employee agrees to abide by all policies of the Employer as replaced, amended or varied from time to time, including but not limited to the Code of Business Conduct and Ethics and other policies that are provided to the Employee by the Company after the Commencement Date. Failure to comply with the Employer’s policies and procedures may result in disciplinary action.

The policies and procedures do not form any part of the Contract of Employment and do not confer any additional contractual rights upon the Employee.

6.	Remuneration

6.1	The Employee will be paid Remuneration and other benefits as specified in Item 3 of the Schedule. The Employee’s salary is to be paid monthly by direct deposit into an account nominated by the Employee. An itemised payslip will be provided by the Employer for each pay period.

6.2	The Remuneration is inclusive of all entitlements the Employee may have under the Banking, Finance and Insurance Award 2010 (including, but not limited to allowances, penalties, overtime or leave loading).

6.3	If the Employee is an Australian resident the Employee will be paid superannuation in accordance with the Superannuation Guarantee Administration Act 1992 (Cth).

6.4	The Employee may request and the Company may agree to structure the Remuneration to fit in with her personal requirements provided that the arrangements comply at all times with company policies and applicable laws.

6.5	The Company generally conducts a review of remuneration at the beginning of the calendar year, being the 1st of January each year.

7.	Share Options

7.1	Grant of Options

As part of the Employee’s benefits the Company may issue to the Employee options under the Employee Share Option Plan to subscribe for shares in the Company during the Employee’s employment in accordance with the current scheme as amended from time to time.

8.	Bonus

Subject to the prevailing commercial circumstances the Company operates a Bonus scheme, the details of which vary at the Company’s discretion.

9.	Directorships

9.1	The Company may require the Employee to serve as a director on the board of any member to the Novogen Group.

9.2	If the Employee cease to be an employee of the Company or a member of the Novogen Group, she is taken to have automatically retired as a director of each member of the Novogen Group. In consideration for the benefits given by this Agreement to the Employee the Employee is taken to have given an irrevocable authority to the Managing Director or other appointee of the Board to do all things and execute all documents necessary on behalf of the Employee to give effect to the resignation.

10.	Leave

10.1	Annual Leave

The Employee is entitled to 20 days paid annual leave for each completed year of service in accordance with the Fair Work Act.

10.2	Long Service Leave

The Employee may be entitled to long service leave in accordance with the Long Service Leave Act 1955 (NSW).

10.3	Personal / Carer’s Leave

a.	The Employee will be entitled to 10 days paid personal/carer’s leave per year of service in accordance with the Act.

b.	The Company may require medical certificates for personal leave absences.

c.	Personal/carer’s leave may be taken when the Employee;

i.	Is sick; or

ii.	Is required to care for or support a member of the Employee’s immediate family or household.

11.	Termination

11.1	The Employer may terminate the Employee’s employment by giving the Employee 4 weeks’ written notice or payment of 4 weeks’ pay in lieu of notice. If the Employee wishes to terminate their employment the Employee is required to give the Employer 4 weeks’ written notice.

11.2	If the employee is over 45 years of age and has more than 2 years’ service the notice period in clause 11.1 is increased by 1 week.

11.3	A payment in lieu of notice is calculated on the basis of the Employee’s remuneration.

11.4	The Employer may terminate the Employee’s employment immediately without notice if the Employee is guilty of misconduct or otherwise commits a serious or persistent breach of a term or condition of this agreement. An Employee will be guilty of misconduct or serious breach if the Employee:

a.	Fails or refuses to comply with any reasonable, lawful direction given by the Company; or

b.	Is negligent in the performance of her duties; or

c.	Bullies or harasses any member of staff of the Company; or

d.	Commits any act which may detrimentally affect the Company or any member of the Novogen Group including but not limited to an act of dishonesty, fraud, wilful disobedience, serious neglect, serious professional misconduct, gross misconduct or breach of duty; or

e.	Is charged with any criminal or indictable offence, whether in relation to the affairs of the Company or any of the members of the Novogen Group or not, which in the reasonable opinion of the Employer would bring the Employer into disrepute.

f.	Commits any act of bankruptcy or compounds with creditors; or

g.	is a member of any board of directors of any body corporate and has her office suspended or disqualified under Corporations Law; or

h.	is a person whose estate is being dealt with under the law relating to mental health.

11.5	If the Employee resigns pursuant to clause 11.1 the Company may choose:

a.	to retain the services of the Employee during the notice period; or

b.	not to retain the services of the Employee for some or all of the notice period, and make a payment in lieu of notice for the part of the notice period for which the Employee is not retained, subject to clause 11.4.

11.6	For all or part of the Employee’s notice period under clauses 11.1 and 11.5 the Company may direct the Employee:

a.	not to attend for work at the Company’s premises; or

b.	to attend for work at a different location to the Employee’s usual work location; or

c.	to perform no work; or

d.	to perform designated duties which are within the Employee’s skill and competence, whether or not these duties form part of the Employee’s usual role, and all the Employee’s obligations under this Agreement will continue to apply during the notice period.

12.	Obligations upon Termination

12.1	On termination of this Agreement, regardless of the reason for termination, the Employee, on request from the Company must return to the Company all tangible property of the Company and any member of the Novogen Group including, but not limited to, all books, documents, papers, materials, disks, records, correspondence, access codes, computer codes, cars and keys held by the Employee or under the Executive’s control. Any such request must not be made unreasonably.

12.2	Survival of obligations upon Termination

Clauses 11, 12, 13, 14 and 15 survive the termination of this Agreement.

13.	Restraint

13.1	Acknowledgement

The Employee acknowledges and agrees that:

a.	It is intended by the parties that the restraints contained in this clause 12 operate to the maximum extent.

b.	The restraints imposed on the Employee are reasonable in consideration of the experience, knowledge and information the Employee will gain and in consideration of the compensation which the Employee will earn under this document.

c.	The restraints imposed on the Employee both in this clause 12 both during and after her employment are reasonable to protect the legitimate commercial interest of the Company and that the salary payable to the Employee is fair and adequate compensation for the imposition of those restraints on the Employee.

d.	If these restraints:

i.	Are void as unreasonable for the protection of the interests of the Company; and

ii.	Would be valid if part of the wording was deleted or the period or areas was reduced,

the restraints will apply with the modifications necessary to make them effective.

e.	In the event of any breach of the Employee of her obligations under this clause 12 the Company is entitled to seek and obtain injunctive relief in any court of competent jurisdiction in addition and without prejudice to any other remedy the Company may have.

f.	The restraints contained in this clause 12 are separate, distinct and several, so that the unenforceability of any restraint does not affect the enforceability of the other restraints.

13.2	Non-Competition

The Employee agrees that she will not, without the prior written consent of the Company, during her employment, either directly or indirectly in any capacity (including without limitation as principal, agent, partner, employee, shareholder, director, trustee, beneficiary, manager, consultant or adviser) be engaged, concerned or interested in any business or activity which is competitive with any Business carried on by the Company or which could or might reasonably be considered by others to impair the Employee’s ability to act at all times in the best interests of the Company.

13.3	Non Solicitation

The Employee must not, during the employment or after the employment within the Restraint Area prescribed in clause 12.4 for the Restraint Period prescribed in clause 12.5, knowingly canvass, solicit or endeavour to entice away from the Company any person or entity that was, at any time during the Employee’s employment or at the date of termination:

a.	A director, manager, officer, employee, servant, consultant or contractor of the Company or the Novogen Group in any State or Territory of Australia or any other place in the world; or

b.	A client or customer of the Company or the Novogen Group in any State or Territory of Australia or any other place in the world with whom the Employee had dealings with while employed by the Company.

13.4	Restraint Area

The restraints contained in this clause 12 are binding on the Employee within:

a.	Australia;

b.	NSW;

c.	Sydney.

13.5	Restraint Period

The restraints contained in this clause 12 are effective for a period of:

a.	12 months;

b.	6 months;

c.	3 months.

14.	Confidentiality and Confidential Information

14.1	During the term of employment the Employee will have access to the Confidential Information. The Employee agrees that she will not, either during or after the term of employment, use any Confidential Information for the benefit of any person or entity except the Company. The Employee must keep confidential all Confidential Information and not disclose it to any person except:

a.	In the normal course of her employment;

b.	With the prior written consent of the Company;

c.	To the Company’s agents, employees or advisers in the proper performance of the Employee’s responsibilities and duties; or

d.	If the Employee is compelled by law.

14.2	The Employee must at the request of the Company sign a confidentiality agreement containing provisions similar to the provisions in this clause 13 in favour of any member of the Novogen Group or any of existing or potential customer, supplier, contractor, agent, licensee or licensor.

14.3	This clause survives termination of the employment with respect to any information until such information is no longer Confidential Information.

15.	Inventions, Works and other Intellectual Property

15.1	The Employee acknowledges and agrees that all Inventions, Works and other Intellectual Property developed, created or conceived by the Employee during employment, is and will be the sole and exclusive property of the Company. The Employee further acknowledges and agrees that:

a.	Full right, title and interest in all Inventions, entire copyright in all Works and all other Intellectual Property created by the Employee in the course of her employment, or by any use of the Company’s facilities resources or Intellectual Property is assigned by the Employee to the Company;

b.	If the Employee makes a Design arising out of the Duties, or by any use of the Company’s facilities resources or Intellectual Property, the Design will be owned by the Company or the member of the Novogen Group for whom it was made;

c.	If the Employee makes any patentable process or article arising out of the Duties, or by any use of the Company’s facilities resources or Intellectual Property, the Patent will be owned by the Company or the member of the Novogen Group for whom it was made;

d.	Full right, title and interest in and to all Inventions, entire copyright in all Works and all other Intellectual Property created by the Employee in the course of her employment, or by any use of the Company’s facilities resources or Intellectual Property will vest in the Company immediately on creation;

e.	The Employee shall promptly execute all documents and do all things necessary to vest or assign full right, title and interest in the Inventions, Works and other Intellectual Property in and to the Company;

f.	The Employee assigns to the Company the copyright that will subsist in respect of any new Works, and the new Works will form part of the Works under this Agreement and the terms and conditions of this Agreement will apply to those new Works;

g.	The Employee must immediately provide the Company with copies of any new Works she prints, publishes, makes or procures during the employment;

h.	The Employee must during and after the employment and at any time thereafter do all acts and things and sign all documents as the Company may reasonably request to secure the ownership of the Company or any member of the Novogen Group in any Inventions, Works, Designs or other Intellectual Property; and

i.	The Employee grants the Company (and the Company’s licensees, successor in title and authorised agents) consent to do or omit to do any act which would otherwise infringe the Employee’s moral rights under the Copyright Act 1968 (Cth) in relation to all copyright works the Employee makes in the course of her employment.

16.	Severability

16.1	Each word, phrase, sentence, paragraph and clause (“provision”) of this Agreement is severable.

16.2	If a Court determines that any provision of this Agreement is unenforceable, illegal or void then it is severed and the other provisions of this Agreement remain operative unless without the offending provision they are fundamentally different.

17.	Waiver

17.1	A party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right.

17.2	The exercise of power or right does not preclude either its exercise in the future or the exercise of any other power or right

17.3	No waiver is effective unless it is in writing.

17.4	The waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

18.	Entire Understanding

18.1	This Agreement:

a.	Contains the entire agreement and understanding between the parties on everything connected with the subject matter of this Agreement; and

b.	Supersedes and merges any prior agreement or understanding on anything connected with that subject matter

18.2	Each party has entered into this Agreement without relying on any representation by any other party or any person purporting to represent that party.

19.	Variation

19.1	An amendment or variation to this Agreement is not effective unless it is in writing and signed by both parties.

20.	Governing Law and Jurisdiction

20.1	The law of New South Wales governs this Agreement.

20.2	The parties submit to the non-exclusive jurisdiction of the courts of New South Wales.

21.	Entire Agreement

21.1	This Agreement is in substitution for all or any previous service agreements between the Company and the Employee which shall be deemed to have been terminated by mutual consent as from the Commencement Date.

21.2	This Agreement embodies the entire understanding and agreement between the parties as to the subject matter of this document and supersedes all previous negotiations, understandings, representations, warranties, memoranda or commitments in relation to or in any way affecting the subject matter of this Agreement.

EXECUTED by the Parties as an Agreement:

SIGNED

For and on behalf of the Company:

in the presence of:

Witness (please sign)	Company Secretary (please sign)

Kate Hill
Name (please print)

SIGNED

By Gabrielle Anne Heaton
in the presence of:

Witness (please sign)	Employee (please sign)

Gabrielle Anne Heaton
Name (please print)

SCHEDULE

Item 1: Position as per clause 2.1

Director of Finance and Administration, reporting to Kate Hill, Company Secretary

Item 2: Location

Suite 502, 20 George Street Hornsby NSW 2077, Australia

Item 3: Remuneration as per clause 6

1.	A salary of $170,000 per annum or any other amount as agreed from time to time and

2.	Superannuation payments made by the Company on behalf of the employee in accordance with the Superannuation Guarantee Administration Act 1992 (Cth).